Exhibit 10.14

A-MARK PRECIOUS METALS, INC.

CONSULTING AGREEMENT

Executed June 5, 2023; as Amended and Restated June 16, 2025

THIS CONSULTING AGREEMENT, as amended and restated (this “Consulting Agreement” or this "Agreement") is between A-Mark Precious Metals, Inc., a Delaware corporation (the “Company” or “A-Mark”), and MICHAEL R. WITTMEYER, an individual residing in Texas (“Consultant” or "Mr. Wittmeyer").

WHEREAS, Consultant currently is employed by JM Bullion, Inc., a subsidiary of the Company ("JM Bullion"), as its Chief Executive Officer, and serves as the Company's Executive Vice President – Direct Sales Segment, under the terms of an Amended and Restated Employment Agreement dated March 19, 2021 (the “Prior Agreement”);

WHEREAS, the Consultant and the Company have mutually agreed that Consultant’s employment will end as of the Effective Date (as defined below), but with Consultant thereafter to provide continuing advice and services to the Company in a non-employment capacity and continue to serve as a member of the Board of Directors of the Company; and

WHEREAS, Consultant and the Company previously entered into this Agreement to set forth the terms pursuant to which Consultant will provide services to the Company, and to amend certain provisions of the Prior Agreement as agreed herein, and now desire to amend and restate this Agreement to extend the consulting period and specify the consulting fee during the extended consulting period.

NOW, THEREFORE, in consideration of premises and the mutual covenants and agreements hereinafter set forth, the Company and Consultant agree as follows:

1.
Consulting Engagement.

(a) Engagement; Duties. As of July 1, 2023 (the “Effective Date”), the Company hereby engages Consultant to provide the consulting services described herein, and Consultant hereby accepts such engagement (the “Consulting Engagement”). The services to be provided by Consultant hereunder shall consist of providing information, expertise and advice to the Company, monitoring of business and market trends relevant to the Company’s business and providing such other services requested by the Company consistent with Consultant’s experience (collectively, the “Consulting Services”). Consultant shall report to and receive instructions and direction from the Chief Executive Officer of the Company. Consultant agrees that the services under this Agreement will be performed in a prompt and professional manner and to the satisfaction of the Company, and will be performed by Consultant in his individual capacity. Consultant’s commitment hereunder will be part-time only. Consultant will provide Consulting Services on a remote basis, subject to reasonable requirements of business travel.

(b) Consulting Period. The Consulting Engagement hereunder shall be for the period commencing on the Effective Date and continuing until June 30, 2027, unless Consultant’s engagement hereunder is terminated earlier in accordance with Section 3 hereof. The period during which Consultant provides Consulting Services is referred to as the “Consulting Period.”

(c) Independent Contractor. During the Consulting Period, Consultant’s relationship to the Company hereunder shall be that of an independent contractor. Consultant shall not be the agent of the Company or any subsidiary or affiliate (the “Company and Affiliates”) and shall have no authority to act on behalf of the Company and Affiliates in any manner except (i) as authorized in his capacity as a member of the Board of Directors or (ii) in such manner and to such extent that the Company may expressly agree in writing. Consultant shall be responsible for the payment of all federal, state, local and foreign self-employment taxes and other such employment related taxes on his compensation hereunder. Consultant also agrees that, during the Consulting Period, Consultant shall not be eligible to participate in any employee benefit plans or arrangements of the Company and Affiliates unless otherwise provided in accordance with the terms and conditions of the applicable plan as determined by the Company in its sole discretion.

(d) No Conflict; Other Engagements. During the Consulting Period, Consultant shall not engage in any activity which conflicts or interferes with or derogates from the performance of his duties hereunder or his service as a member of the Company's Board of Directors, but, subject to such limiting standard, it is understood that he shall be permitted to engage in other business activity for profit or otherwise, which may include service as a director of other business or non-business organizations, and he shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities. See also Section 3(b) below.

(e) Expenses. During the Consulting Period, Consultant shall be solely responsible for all fees, costs and expenses incurred in the performance of the Consulting Services, including, without limitation, meals, commuting and transportation expenses and cell phone costs; provided, however, the Company shall reimburse Consultant for fees, costs and expenses incurred by Consultant in the performance of the Consulting Services to the extent the Company requests or requires Consultant in writing (including by email) to incur such fees, costs or expenses and such expense are approved in advance in writing/email by the Company. Any amounts for which Consultant is eligible or entitled to reimbursement shall be reimbursed by the Company in accordance with the Company’s expense reimbursement policy upon Consultant’s submission of appropriate documentation of such expenses.

(f) Recoupment Policy. Compensation paid or payable under this Consulting Agreement shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors of the Company and in effect at the time of payment of such compensation.

(g) Defined Terms; References. Capitalized terms herein that are not defined herein have the meanings as defined in the Prior Agreement. References to the "Agreement" in language being added to the Prior Agreement (see Section 3 below) refer to the Prior Agreement.

2.
Compensation. As consideration for the Consulting Services, for each calendar month during the Consulting Period that Consultant provides Consulting Services, the Company will pay Consultant a fee (the "Consulting Fee") of $15,000 per month during the period from the Effective Date through June 30, 2025 and $20,000 per month for period from July 1, 2025 through the end of the Consulting Period. Consultant shall provide the Company a monthly invoice (the “Invoice”) for Consulting Services within five (5) days of the end of each month, and the Company shall pay Consultant the Consulting Fee for such month within thirty (30) days of the Company’s receipt of the Invoice. The Consulting Fee will be pro-rated on a daily basis for any service period of less than a full calendar month.

3.
Amendments to and Confirmation of Continuing Obligations Under the Prior Agreement.

(a) Amendment Reflecting Termination of Employment. Section 1 of the Prior Agreement is hereby amended by adding the following at the end of such Section 1:

The foregoing and the provisions of Sections 3 and 4 notwithstanding, by mutual agreement of A-Mark, JM Bullion and Mr. Wittmeyer, Mr. Wittmeyer's employment under the Agreement and the Term under the Agreement will end at 11:59PM on June 30, 2023, in a termination under Section 4(f) of the Agreement (which termination will be deemed to comply with all applicable notice requirements under the Agreement). Mr. Wittmeyer will receive compensation under the Agreement through June 30, 2023 and bonus compensation (payable after the end of fiscal 2023) under Section 3(b) of the Agreement for his services in fiscal 2023.

(b) Business Protection Covenants. The restrictions, obligations and covenants set forth in Section 6 of the Prior Agreement (e.g., non-competition, non-solicitation, non-disclosure of proprietary information, confidentiality, surrender of records, ownership of inventions and patents, compliance with Company Code of Ethics, etc.) shall remain in full force and effect during the Consulting Period and shall apply following Consultant's termination of service under this Consulting Agreement to the same extent as would be applicable if Consultant were an employee during the Consulting Period and if Consultant were a former employee whose employment ended upon the termination of the Consulting Engagement.

(c) Other Provisions of the Prior Agreement. Except as amended by the provisions of this Consulting Agreement, the terms of the Prior Agreement remain in full force and effect after the Effective Date.

4.
Service as a Director of the Company and in other Capacities. During the Consulting Period, the Company agrees to nominate Mr. Wittmeyer to serve as a member of the Company’s Board of Directors. Mr. Wittmeyer agrees to serve as a Director for no additional compensation other than as provided hereunder. Upon termination of Mr. Wittmeyer's service hereunder for any reason, he agrees to resign from any position he may then hold with the Company and Affiliates other than as a member of the Company's Board of Directors, and agrees that he will execute such documents and take such other action, if any, as may be requested by the Company and Affiliates to give effect to any such resignation. For clarity, upon such termination of service hereunder, Mr. Wittmeyer shall not be required to resign as a member of the Company's Board of Directors, and the Company shall continue to nominate Mr. Wittmeyer to serve as a member of its Board of Directors until such time as Mr. Wittmeyer no longer owns at least seventy-five percent (75%) of the "Rollover Shares" purchased by Mr. Wittmeyer pursuant to the Stock Purchase Agreement (as referenced in the Prior Agreement).

5.
Termination of Engagement.

(a) General. Either party may terminate the Consulting Engagement and the Consulting Services any time upon ten (10) days’ written notice, provided that the Consulting Engagement and the Consulting Services will terminate immediately upon Consultant’s death or upon a material breach by Consultant of any written agreement with or applicable policy of the Company or any of its subsidiaries or affiliates.

(b) Termination by Consultant; Death. Upon termination of the Consulting Engagement by the Consultant for any reason or upon the death of Consultant, Consultant (or his estate) shall be paid promptly the accrued Consulting Fee, to the extent unpaid, through the date of termination.

(c) Termination by Company. Upon termination of the Consulting Engage-ment by the Company for any reason, Consultant shall be paid promptly the accrued Consulting Fee, to the extent unpaid, through the date of termination. In addition, if such termination was by the Company not for Cause (as defined in the Prior Agreement), upon delivery by Consultant of a release, in accordance with Section 6(k) of the Prior Agreement as it would apply if Consultant were an employee, Consultant shall be paid promptly, in a lump sum, an amount equal to the monthly Consulting Fee times the lesser of the number months remaining in the Consulting Period or twelve (12).

(d) Effect of Termination. Upon termination of the Consulting Engagement, no further Consulting Fees will be payable except as provided in this Section 5. Upon termination of the Consulting Engagement, Consultant shall promptly return, or cause to be returned, to the Company all files, documents (including digital, photographic and hard-copy) and other papers and copies thereof relating, directly or indirectly, to the business or affairs of the Company, and shall retain no copies, except to the extent that retention remains within the scope of Consultant's rights and authority as a member of the Board of Directors (if and for so long as Consultant continues in that status).

6.
Standards of Conduct.

During the Consulting Period, Consultant agrees to comply with all applicable policies of the Company and Affiliates, including the A-Mark Standards of Business Conduct and Ethics to the same extent as would be applicable if Consultant were an employee during the Consulting Period, as well as all applicable laws, rules and regulations. Compensation paid or payable under this Agreement shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors of the Company or A-Mark and in effect at the time of payment of such compensation.

7.
Indemnification. The Company shall indemnify Consultant, to the fullest extent permitted by the Company’s by-laws and applicable law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his service to the Company (including service as a Director) hereunder or service as an employee under the Prior Agreement, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against him or the Company or any of its affiliates as a result of, in connection with or arising out of such service. Consultant shall be entitled to the full protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors. The Company shall advance funds to Consultant in payment of his legal fees to the fullest extent permitted by law. In the event of any inconsistency or ambiguity between this provision and the Company’s by-laws, the by-laws shall prevail; provided, however, that the scope of indemnification provided under the by-laws shall in no event be reduced from the scope as in effect on the Effective Date. The Company’s obligation under this Section 7 will continue until six years after the end of the Consulting Period.

8.
Miscellaneous.

(a) Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (a) personal delivery, in which case delivery is deemed to occur the day of delivery; (b) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; (c) nextday delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent; or (d) email. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company:

A-Mark Precious Metals, Inc.

2121 Rosecrans Avenue, Suite 6300

El Segundo, CA 90245

Attention: Gregory N. Roberts, CEO

Email address: greg@amark.com

If to Consultant:

At the latest address in the Company’s records.

(b) Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged except by a waiver, modification or discharge in writing signed by the party against which enforcement is sought. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(c) Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and Consultant with respect to the subject matter hereof.

(d) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by (i) the Company and Affiliates and their successors and permitted assigns, and (ii) Consultant and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Owing to the personal service nature of the Consulting Services, Consultant may not delegate any of Consultant’s responsibilities, nor may Consultant assign this Agreement without the prior written consent of the Company.

(e) Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

(f) Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Texas, without reference to rules relating to conflicts of law.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or electronic (including by means of facsimile or email transmission) signature.

The undersigned hereby execute this Agreement, as amended and restated, on June 16, 2025.

A-MARK PRECIOUS METALS, INC., a Delaware corporation

By:
Name:	Gregory N. Roberts, Chief Executive Officer

Michael R. Wittmeyer